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Exhibit 21.1

                     Subsidiaries of CompleTel Europe N.V.

Name                                              Jurisdiction of Incorporation
-----                                             -----------------------------

CompleTel ECC B.V.                                The Netherlands

CompleTel Holding I B.V.                          The Netherlands

CompleTel Holding II B.V.                         The Netherlands

CompleTel B.V.                                    The Netherlands

CompleTel SAS                                     France

CompleTel Services SAS                            France

Access et Solutions Internet S.A.R.L.             France

CompleTel GmbH                                    Germany

CompleTel U.K. Limited                            United Kingdom

Web International Network Limited                 United Kingdom

CompleTel SPC                                     England

CompleTel SPC II                                  England